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                                  EXHIBIT 99.1


Quantech Ltd. Announces Voluntary Filing of Chapter 7 Petition

EAGAN, Minn., Feb 19/PRNewswire/--


Quantech Ltd. (QQQQ) (the "Company") announced that it has filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code on February 18, 2003, with the United States Bankruptcy Court, District of Minnesota.

In making this filing, the Board of Directors believes that it is in the best interests of the Company and its creditors that the Company seek relief under the provisions of Chapter 7.

In addition, the Company announced the resignation of James Lyons as Chief Executive Officer and the resignations of Edward Strickland, James Lyons, Robert Gaines, and Richard Perkins, all of the members of its Board of Directors.